Exhibit 99.1

Willdan Announces CEO Succession

ANAHEIM, Calif.—(BUSINESS WIRE)—Willdan Group, Inc. (NASDAQ: WLDN) today announced that on December 8, 2023, Tom Brisbin, Willdan’s CEO, notified the Board of Directors (the “Board”) of his intention to retire from his position as CEO of the company effective December 29, 2023. Tom will retain his role as Chairman of the Board and will act as the company’s part-time consultant to ensure a smooth transition after December 29, 2023. Willdan’s President, Mike Bieber will succeed Tom as CEO and will become a Board Member effective as of December 30, 2023.

“I’d like to commend Tom for his leadership and commitment to our company over the past 16 years,” Mike Bieber commented. “I’m proud of what we’ve built at Willdan, and even more excited about where we’re headed. We are building a leading company that transitions communities to clean energy and a sustainable future. Willdan is finishing 2023 strong, and we’re well positioned for the next several years ahead. With just under $500 million in revenue this year and 1,600 team members, we are only getting started. I’d like to thank our customers and shareholders for their support, and I thank the Board for this opportunity.”

Tom has served as Willdan’s CEO since 2007, joining just after the company went public, and growing revenue more than six times over that period. During the 2008 financial crisis, he led the company’s expansion into energy efficiency, diversifying into a growing market and adding long-term financial stability. Tom has focused most of his career on developing a culture of organic growth and fostering leadership.

Mike and Tom met while working with one another 27 years ago. Mike joined Willdan in 2014 as Vice President, Corporate Development. For the last seven years, Mike has served as President and focused on company operations.

Willdan also announced that, in parallel with this transition, Kim Early, Willdan’s CFO, and Micah Chen, Willdan’s General Counsel, will each be promoted to Executive Vice President, effective December 30, 2023.

About Willdan

Willdan is a nationwide provider of professional, technical, and consulting services to utilities, government agencies, and private industry. Willdan’s service offerings span a broad set of complementary disciplines that include electric grid solutions, energy efficiency and sustainability, energy policy planning and advisory, engineering and planning, and municipal financial consulting. For additional information, visit Willdan's website at www.willdan.com.

Forward-Looking Statements

Statements in this press release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors listed from time to time in Willdan’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K filed for the year ended December 30, 2022. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

Contact

Al Kaschalk
Vice President
310-922-5643

akaschalk@willdan.com